Exhibit 99.1

Press Release

Titan Reports First Quarter Revenues of $459 Million, up 21%

SAN DIEGO, May 3, 2004 —

•                  Organic Growth Rate of 21%

•                  Merger-related expenses reduce earnings

•                  Bookings of $640 million bring backlog to record $5.4 billion

The Titan Corporation (NYSE: TTN) today reported revenues of $459 million for the first quarter of 2004, a 21% increase over revenues of $378 million for the same period a year ago. The year-over-year organic growth rate in the first quarter was also 21%, reflecting new and expanded contract activity in Titan’s National Security Solutions business.

“This quarter marks the fourth quarter in a row where Titan’s organic revenue growth has exceeded 20% over the comparable prior year period,” said Gene Ray, Titan’s chairman, president and CEO. “Our employees remained focused on providing and expanding the vital services we deliver to key national security customers. Compared with the first quarter of last year, we increased revenues and continued to build backlog, laying the foundation for strong future business growth.”

Net income for the first quarter of 2004 was $3.1 million, or $0.03 per diluted share, compared with net income of $7.0 million, or $0.09 per diluted share, for the first quarter of 2003.    Net income for the first quarter of 2004 reflects merger-related costs of $17.6 million in connection with Titan’s pending merger with Lockheed Martin.  These costs include approximately $12 million of legal, accounting and other professional fees associated with the comprehensive internal review being conducted by Titan to evaluate whether payments made in foreign countries by consultants for Titan or its subsidiaries were made in violation of applicable law.  The legal, accounting and other professional fees incurred also supported the company’s related inquiry by the Department of Justice and the investigation by the Securities and Exchange Commission.  No adjustment was made in the first quarter of 2004 to the company’s $3 million provision established in the year ended December 31, 2003, for estimated potential liabilities relating to the governmental inquiries.  Also included in merger-related costs are approximately $6 million in additional legal and administrative costs related to the merger transaction itself, including the exchange offer and consent solicitation for Titan’s senior subordinated notes and the redemption of Titan’s preferred stock, which are conditions to closing.  The after-tax effect of the merger-related charges amounted to approximately $0.13 per diluted share.  Due to the magnitude and nature of these costs, the following table(1) is provided to present Titan’s operating results for the first quarter of 2004 with and without the effect of these merger-related costs.

3033 Science Park Road • San Diego, California 92121
(858) 522-9500

	As Reported (GAAP)	Merger-related Costs	Operating Results Excluding Merger-related Costs

Operating profit	$14,763	$17,579	$32,342

Operating margin	3.2%	3.8%	7.0%
Income from continuing operations	$3,558	$10,802	$14,360

Net income available to common stockholders	$2,869	$10,802	$13,671
Diluted earnings per share:
Income from continuing operations	$0.04		$0.16
Net income	$0.03		$0.16

Net income was further reduced by approximately $1.4 million of unplanned legal and other professional fees, primarily associated with reaching a settlement to take control of substantially all of the assets of Titan’s former subsidiary, SureBeam Corporation, which filed bankruptcy under a Chapter 7 liquidation proceeding in January 2004.

Bookings(2) in the first quarter of 2004 totaled approximately $640 million, building the company’s backlog to a record $5.4 billion. Titan’s book-to-bill ratio for the first quarter 2004 was 1.4 to 1.  Significant new contract wins in the first quarter adding to the backlog and positive book-to-bill ratio included the following:

•                  The Joint Analytical Support contract to provide analytical support services to the Joint Staff Force Structure, Resources, and Assessment Office and U.S. Combatant Commands;

•                  The Defense Intelligence Information Systems Integration and Engineering Support Services contract to provide wide-ranging information technology products and services to the Defense Intelligence Agency and other intelligence agencies worldwide;

•                  The NAVAIR Program Management Support Services contract to provide technical and management support for all acquisition phases of naval aircraft and aviation weapon systems;

•                  The Department of the Army Information Management Support Center Desktop Support Services contract to provide information technology services to thousands of military and civilian employees in more than 90 agencies comprising the Headquarters Department of the Army; and

•                  The Department of Defense Systems Integration, Design Development, Operations and Maintenance Services contract to provide information technology support to the Military Health System and the Department of Veterans Affairs.

3033 Science Park Road • San Diego, California 92121
(858) 522-9500

“Our solid bookings in the first quarter demonstrate strong continued demand for Titan’s services and specialized systems integration capabilities.  Moreover, we are off to a great start in bookings in the second quarter,” Ray said. “I am particularly proud of the way our employees are collaborating throughout the company to combine their talents and win large procurements.”

First Quarter 2004 Operating Highlights

Revenue growth for the quarter, as compared to the same quarter last year, largely reflected ongoing ramp-up of existing large contracts with the U.S. military and intelligence communities.  The primary drivers of revenue increases were continued growth of Titan’s linguist contract with the U.S. Army, the X-Craft development contract with the Office of Naval Research, the Enterprise and Architectural Decision Support contract with the National Security Agency, and several contracts across the Department of Defense for intelligence analysis and operations support services.

Operating margins(1), excluding the merger-related costs, were 7.0% for the first quarter of 2004, compared to 5.5% for the same quarter a year ago.  Operating margins, excluding the merger-related costs and the non-operational costs related to the SureBeam bankruptcy, were 7.4%.  After these adjustments, the improvement in operating margins over the first quarter of the prior year was attributable to more efficient absorption of overhead cost from increased revenues, coupled with cost reduction measures initiated by the company in 2002 and 2003.

Receivables growth during the quarter was largely the result of longer payment cycles on certain contracts and a customer-mandated temporary change from electronic billing to manual billing for Titan’s largest contract.  As a result, Days Sales Outstanding (DSO) grew to 84 days at March 31, 2004, from 72 days at December 31, 2003.  Titan believes this DSO growth is temporary, and that more normalized payment cycles will be restored in the second and third quarters of 2004, thereby resulting in reductions of both DSO and outstanding bank debt.

Titan’s balance sheet continues to provide a strong financial foundation to support growth. Cash and cash equivalents at March 31, 2004 totaled $15.8 million, with $95 million available under Titan’s senior credit facility.  Borrowings under the company’s senior credit facility at the end of the quarter rose to $375 million from $345 million at year-end 2003, reflecting the temporary effect of higher DSOs, cash of $12.5 million used to redeem the cumulative convertible preferred stock, and to a lesser extent  the merger-related costs paid in the quarter.

3033 Science Park Road • San Diego, California 92121
(858) 522-9500

About Titan

Headquartered in San Diego, The Titan Corporation is a leading provider of comprehensive information and communications systems solutions and services to the Department of Defense, intelligence agencies, and other federal government customers. A provider of national security solutions, the company has approximately 12,000 employees and annualized sales of approximately $2 billion.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward-looking statements include, but are not limited to, the statements by Gene Ray and the statements made relating to Titan’s ability to provide and expand vital services; strong continued demand for services and specialized integration capabilities; ability to bid, win and execute on large contracts; continued ramp-up of existing large contracts; more normalized payment cycles and DSO improvement and debt reduction in subsequent quarters; and achieving further organic growth. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the risks associated with the company’s dependence on continued funding of U.S. Department of Defense and federal civilian agency programs; contract termination risk; risks associated with acquiring other companies, including integration risks; risks associated with the SureBeam bankruptcy process; risks associated with the proposed merger as amended between Titan and Lockheed Martin Corporation, as disclosed in Titan’s preliminary proxy statement filed with the Securities and Exchange Commission on April 23, 2004 relating to the proposed merger; and other risks described in Titan’s Securities and Exchange Commission filings.

Footnotes:

(1) All financial information used in this news release, unless noted otherwise, is in accordance with Generally Accepted Accounting Principles (GAAP).  Operating results excluding merger-related costs and excluding costs associated with Surebeam Corporation’s bankruptcy are not in accordance with GAAP.

(2) Bookings are defined as estimated revenue to be generated over the life of new contracts awarded in the period.

Investor Relations Contact: Cathy Kralik, PondelWilkinson, Inc. (858) 552-9848 or invest@titan.com

Media Contact:  Wil Williams, Vice President Corporate Communications (858) 552-9724 or wwilliams@titan.com

If you would like to receive press releases via electronic mail, please contact invest@titan.com

Press Releases and other Titan information are available on The Titan Corporation’s

World Wide Web site: http://www.titan.com

3033 Science Park Road • San Diego, California 92121
(858) 522-9500

THE TITAN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2004	2003
Revenues	$458,848	$377,880

Costs and expenses:
Cost of revenues	385,186	315,276
Selling, general and administrative	37,827	39,517
Research and development	3,493	2,368
Merger-related costs	17,579	—
Total costs and expenses	444,085	357,161
Operating profit	14,763	20,719
Interest expense — net	(8,972)	(7,487)
Gain on sale of assets	563	—
Income from continuing operations before income taxes	6,354	13,232
Income tax provision	2,796	5,293
Income from continuing operations	3,558	7,939
Loss from discontinued operations, net of tax benefit	(499)	(938)
Net income	3,059	7,001
Dividend requirements on preferred stock	(190)	(172)
Net income applicable to common stock	$2,869	$6,829

Basic earnings (loss) per share:
Income from continuing operations	$0.04	$0.10
Loss from discontinued operations, net of tax benefit	(0.01)	(0.01)
Net income	$0.03	$0.09

Weighted average shares	82,767	78,622

Diluted earnings (loss) per share:
Income from continuing operations	$0.04	$0.10
Loss from discontinued operations, net of tax benefit	(0.01)	(0.01)
Net income	$0.03	$0.09

Weighted average shares	86,884	81,097

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THE TITAN CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands)

	As of 3/31/04	As of 12/31/03
	(Unaudited)
Cash and cash equivalents	$15,752	$26,974

Accounts receivable — net	427,628	387,963

Inventories	33,843	29,405

Current portion of amounts outstanding under line of credit	3,500	3,500

Long-term portion of amounts outstanding under line of credit	371,250	341,250

Stockholders’ equity	370,496	371,409

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